Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
Email: lpkromidas@olin.com

News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin Corporation Shareholders Approve Proposals Necessary to Complete Merger
with The Dow Chemical Company’s U.S. Chlor-Alkali
and Vinyl, Global Chlorinated Organics and Global Epoxy Businesses

CLAYTON, MO, September 15, 2015 – Olin Corporation (“Olin”) (NYSE: OLN) today announced that its shareholders overwhelmingly approved the issuance of shares of Olin common stock and an amendment to Olin’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Olin common stock necessary to complete the pending merger with The Dow Chemical Company’s (NYSE: DOW) U.S. Chlor-Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses.  The transaction is still subject to customary closing conditions.  The merger is expected to be completed early next month.

“I am very pleased to report this morning that Olin shareholders overwhelmingly approved the issuance of Olin common shares and other actions necessary to complete the Olin merger with Dow’s Chlor-Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses.  The strong support from shareholders was demonstrated by the percent of votes cast in favor of this transformative transaction.  With this milestone successfully behind us we look forward to closing the transaction early next month,” said Joseph D. Rupp, Olin’s Chairman and Chief Executive Officer.

About Olin
Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester.  Chlor Alkali Products, with eight U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide.  Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid.  Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit olin.com for more information on Olin.

Forward-Looking Statements

This communication includes forward-looking statements.  These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which Olin Corporation (“Olin”) and The Dow Chemical Company’s (“TDCC”) chlorine products business operate.  These statements may include statements regarding the proposed combination of TDCC’s chlorine products business with Olin in a “Reverse Morris Trust” transaction, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Olin’s and TDCC’s  chlorine products businesses’ future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies and competition.

The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “plan,” “estimate,” “will,” and variations of such words and similar expressions in this communication to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.  Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to:  factors relating to the satisfaction of the conditions to the proposed transaction, including regulatory approvals; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the possibility that Olin may be unable to achieve expected synergies and operating efficiencies in connection with the transaction within the expected timeframes or at all; the integration of the TDCC’s chlorine products business being more difficult, time-consuming or costly than expected; the effect of any changes resulting from the proposed transaction in customer, supplier and other business relationships; general market perception of the proposed transaction; exposure to lawsuits and contingencies associated with TDCC’s  chlorine products business; the ability to attract and retain key personnel; prevailing market conditions; changes in economic and financial conditions of Olin and TDCC’s chlorine products business; uncertainties and matters beyond the control of management; and the other risks detailed in Olin’s Form 10-K for the fiscal year ended December 31, 2014 and Olin’s Form 10-Q for the fiscal quarter ended June 30, 2015.  These risks, as well as other risks associated with Olin, TDCC’s chlorine products business and the proposed transaction are also more fully discussed in the prospectus included in the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Olin, and declared effective by the SEC, on September 2, 2015.  The forward-looking statements should be considered in light of these factors.  In addition, other risks and uncertainties not presently known to Olin or that Olin considers immaterial could affect the accuracy of our forward-looking statements.  The reader is cautioned not to rely unduly on these forward-looking statements. Olin and TDCC undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Additional Information and Where to Find It

In connection with the proposed combination of Olin with the chlorine products business of The Dow Chemical Company (“TDCC”), Blue Cube Spinco Inc. (“Splitco”) has filed with the Securities and Exchange Commission (the “SEC”), and the SEC declared effective on September 2, 2015, a registration statement on Form S-4 and Form S-1 containing a prospectus and Olin has filed with the SEC, and the SEC declared effective on September 2, 2015, a registration statement on Form S-4 containing a prospectus.  INVESTORS AND SECURITYHOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AS WELL AS ANY OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT OLIN, TDCC, SPLITCO AND THE PROPOSED TRANSACTION. Investors and securityholders may obtain a free copy of the registration statements/prospectuses and other documents filed by Olin, TDCC and Splitco with the SEC at the SEC’s website at http://www.sec.gov. Free copies of these documents and each of the companies’ other filings with the SEC, may also be obtained from the respective companies by directing a request to Olin at Olin Corporation, ATTN: Investor Relations, 190 Carondelet Plaza, Suite 1530, Clayton, Missouri 63105 or TDCC or Splitco at The Dow Chemical Company, 2030 Dow Center, Midland, Michigan 48674, ATTN: Investor Relations, as applicable.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

2015-19